Exhibit 99.1

For Release
April 24, 2019
1:15 p.m. PDT

Contacts:
Ed Pierce
Chief Financial Officer
(818) 878-7900

ASGN Incorporated Reports First Quarter 2019 Results
Peter Dameris to Step Down as CEO for Family Health Reasons
Ted Hanson Appointed CEO

CALABASAS, Calif., April 24, 2019 -- ASGN Incorporated (NYSE: ASGN), one of the foremost providers of
IT and professional services in the technology, digital, creative, engineering, life sciences and government sectors, today reported financial results for the quarter ended March 31, 2019.

Highlights

•	Revenues were $923.7 million, up 34.8 percent (10.7 percent on a pro forma basis) over the first quarter of 2018. Pro forma assumes the acquisition of ECS occurred at the beginning of 2017.

•	Net income was $34.9 million ($0.66 per diluted share), up from $29.1 million ($0.55 per diluted share) in the first quarter of 2018.

•	Adjusted Net Income (a non-GAAP measure) was $49.4 million ($0.93 per diluted share), up from $44.0 million ($0.83 per diluted share) in the first quarter of 2018.

•
Operating results included the following expenses totaling approximately $3.6 million ($2.8 million after tax) that were not in our previously-announced estimates: (i) acquisition and integration expenses of $1.4 million ($1.0 million after tax), (ii) expense of $1.4 million ($1.0 million after tax) related to the resolution of a pay rate dispute on services provided in prior periods by Apex Systems to a large systems integrator and (iii) an adjustment of approximately $0.8 million for income taxes pertaining to 2018 estimates.

•	Adjusted EBITDA (a non-GAAP measure) was $97.1 million (10.5 percent of revenues), up from $74.8 million (10.9 percent of revenues) in the first quarter of 2018.

•	Cash flows from operating activities were $44.0 million and free cash flow (a non-GAAP measure) was $36.5 million.

•	Our leverage ratio (a non-GAAP measure) was 2.65 to 1 at March 31, 2019, down from 2.69 to 1 at December 31, 2018.

•	Acquired DHA Group, Inc. ("DHA") on January 25, 2019, for $46.0 million in cash. DHA is a provider of IT services to the FBI and other federal customers and is included in the ECS Segment.

•
During the quarter, the ECS contract backlog increased by $329.9 million to $1.8 billion at quarter end. This increase included new contract awards of $255.7 million and contract backlog added from the DHA acquisition of $244.0 million.

•
Book-to-bill ratio (a non-GAAP measure) for ECS for the quarter was 1.5 to 1. Book-to-bill ratio was calculated as the sum of the change in total contract backlog (excluding the acquired DHA backlog) during the quarter plus revenues for the quarter, divided by revenues for the quarter.

Management Commentary

"We are pleased with our solid operating performance during the quarter," commented Peter Dameris, CEO of ASGN. "Our growth in the quarter reflected the strong demand in the end markets we serve and the continued increase in adoption of our shared services delivery model. We believe that our business model, operational execution and sharp focus on growing our value-added service offerings position us to continue to grow above market rates."

First Quarter 2019 Financial Results

Revenues were $923.7 million, up 34.8 percent year-over-year on a reported basis and 10.7 percent on a pro forma basis, which assumes the acquisition of ECS occurred at the beginning of 2017. Revenues for the quarter included $10.0 million from DHA, from the date of its acquisition on January 25, 2019. Pro forma results do not include the pre-acquisition results of DHA due to its size. As previously announced, DHA generated approximately $50.0 million in revenues in 2018 and is expected to grow approximately 20 percent year-over-year in 2019.

Excluding the contribution from DHA in the quarter, revenues were up 9.5 percent year-over-year on a pro forma basis on one fewer "Billable Day". Adjusting for the difference in "Billable Days" and changes in foreign currency exchange rates, the growth rate would have been 2.0 percentage points higher.

Assignment revenues for our Apex and Oxford segments totaled $721.6 million, up 11.0 percent year-over-year. Permanent placement revenues, for both segments combined, were $34.1 million (3.7 percent of consolidated revenues) compared with $34.9 million (4.2 percent of pro forma consolidated revenues) in the first quarter of 2018. Revenues for the quarter also included $168.0 million in revenues from our ECS Segment.

Our largest segment, Apex, accounted for 65.6 percent of total revenues and grew 12.5 percent year-over-year. Our Oxford Segment accounted for 16.2 percent of total revenues and was up 2.0 percent year-over-year. Our ECS Segment accounted for 18.2 percent of total revenues and was up 12.7 percent year-over-year. The year-over-year increase included a $10.0 million contribution from DHA. Excluding the contribution from DHA, the ECS Segment year-over-year growth rate was 6.0 percent.

Gross profit was $263.9 million, up $19.5 million year-over-year on a pro forma basis. Gross margin was 28.6 percent, compared with 29.3 percent in the first quarter of 2018 on a pro forma basis. The year-over-year change in gross margin resulted from (i) a lower mix of permanent placement revenues (3.7 percent of revenues, down from 4.2 percent in the first quarter of 2018) (ii) a slightly lower contract gross margin mainly related to changes in business mix and (iii) the inclusion of DHA, which lowered consolidated gross margin by approximately 17 basis points.

Selling, general and administrative (“SG&A”) expenses were $187.4 million (20.3 percent of revenues), compared with $164.4 million (24.0 percent of revenues) in the first quarter of 2018. SG&A expenses for the quarter included (i) acquisition, integration and strategic planning expenses of $1.4 million (compared with $9.8 million in the first quarter of 2018) and (ii) expense of $1.4 million ($1.0 million after tax) related to the resolution of a pay rate dispute on services provided in prior periods by Apex Systems to a large systems integrator. These two items were not included in previously-announced guidance estimates.

Amortization of intangible assets was $13.8 million, up from $7.6 million in the first quarter of 2018. This increase is related to the identifiable intangible assets from the ECS and DHA acquisitions.

Interest expense was $14.5 million, compared with $6.6 million in the first quarter of 2018. The year-over-year increase in interest expense related to borrowings to fund the ECS acquisition in April 2018. Interest expense for the quarter was comprised of (i) $13.0 million of interest on the credit facility and (ii) $1.5 million of amortization of deferred loan costs.

The effective tax rate for the quarter was 27.7 percent, which was above the previously-announced guidance estimate of 26.5 percent. This rate variance primarily related to changes in estimates for the effects of tax reform on income taxes for 2018, partially offset by excess tax benefits on stock-based compensation, which were not included in our guidance estimates.

Net income was $34.9 million ($0.66 per diluted share), up from $29.1 million ($0.55 per diluted share) in the first quarter of 2018. Adjusted Net Income (a non-GAAP measure) was $49.4 million ($0.93 per diluted share), up from $44.0 million ($0.83 per diluted share) in the first quarter of 2018.

Adjusted EBITDA (a non-GAAP measure) was $97.1 million (10.5 percent of revenues), up from $74.8 million (10.9 percent of revenues) in the first quarter of 2018. Reconciliations between GAAP and non-GAAP measures are included in this release.

Cash flows from operating activities were $44.0 million and free cash flow (a non-GAAP measure) was $36.5 million. At March 31, 2019, leverage ratio (a non-GAAP measure) was 2.65 to 1, down from 2.69 to 1 at December 31, 2018.

Second Quarter 2019 Financial Estimates

ASGN is providing financial estimates for the second quarter of 2019. These estimates do not include any acquisition, integration or strategic planning expenses and assume no deterioration in the markets that ASGN serves. These estimates also assume no significant change in foreign exchange rates. Reconciliations of estimated net income to the estimated non-GAAP measures are included in this release.

•	Revenues of $967.0 million to $977.0 million

•	Gross margin of 29.3 percent to 29.7 percent

•	SG&A expenses (excludes amortization of intangible assets) of $190.1 million to $191.9 million (includes $7.6 million in depreciation and $10.2 million in stock-based compensation expense)

•	Amortization of intangible assets of $13.0 million

•	Interest expense of $14.0 million

•	Effective tax rate of 26.7 percent (before any excess tax benefits related to stock-based compensation)

•	Net income of $48.6 million to $52.3 million

•	Earnings per diluted share of $0.91 to $0.98

•	Diluted shares outstanding of 53.4 million

•	Adjusted EBITDA(1) (a non-GAAP measure) of $113.7 million to $118.7 million

•	Adjusted Net Income (a non-GAAP measure) of $61.3 million to $65.0 million

•	Adjusted Net Income per diluted share(2) (a non-GAAP measure) of $1.15 to $1.22
_______________

(1)	Depreciation of $2.6 million included in costs of services related to an ECS project and depreciation of $7.6 million included in SG&A expenses are added back in the determination of Adjusted EBITDA.

(2)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $7.0 million each quarter, or $0.13 per diluted share, and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.

The financial estimates above are based on the Company's estimate of “Billable Days”, which are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. For the second quarter, the number of "Billable Days" is estimated to be 64, which is the same number as the second quarter of 2018. Our revenues estimates imply year-over-year growth of 10.1 to 11.2 percent on a reported basis.

The financial estimates include the estimated results from DHA from its date of acquisition on January 25, 2019. DHA is part of the ECS Segment and due to its size, pre-acquisition results of DHA are not included in ASGN's pro forma results. Because of its integration into ECS, separate tracking and reporting of DHA results will not occur in future reporting periods.

CEO Transition

ASGN also announced today that its Chief Executive Officer, Peter T. Dameris, advised the Board of Directors that he will step down from his role as CEO of the Company effective April 30, 2019. The Board has appointed Theodore “Ted” S. Hanson, currently President of ASGN, to serve as CEO. Mr. Dameris will continue as a member of the Company’s Board and as an adviser to the Company.

Mr. Dameris told the Company his youngest son, who has been battling acute myeloid leukemia for over a year, will require additional medical treatment. After a successful stem cell transplant in August 2018, Mr. Dameris’ son’s leukemia has returned, and the family is currently assisting their son with aggressive medical treatment.

Mr. Dameris stated, “It has been my honor to guide this company and its talented employees for the past 15 years. At this time, I must step back so that I can devote all of my time and energy to what is most important-my children’s health and my family’s welfare.

“For the past two years, I have worked closely with Ted to introduce him to the analyst and investor community and he has played an integral role in helping set the company’s strategy and long-term business objectives. I have every confidence that this transition will be seamless and that ASGN will continue to thrive under Ted’s leadership.”

Jeremy M. Jones, Chairman of the Board of Directors, stated, “Peter has fearlessly grown and tirelessly served this company for over 15 years, and we will still benefit from his experience in his roles on the Board and as an adviser to the Company.”

Mr. Jones continued, “We are fortunate to have a deep management team that has been intimately involved in the development and execution of our business strategy. ASGN’s work will continue uninterrupted under Ted.”

Mr. Hanson joined ASGN as Chief Financial Officer of Apex Systems following ASGN’s acquisition of Apex Systems in May 2012. In January 2014, he was promoted to the role of President of Apex Life Sciences, LLC, in January 2016, he became an Executive Vice President of ASGN, and in December 2016, he was promoted to President of ASGN. Mr. Hanson joined Apex Systems in November 1998 as Corporate Controller and became Chief Financial Officer in January 2001. Mr. Hanson holds a Bachelor of Science degree from Virginia Tech University and a Master of Business Administration degree from Virginia Commonwealth University.

Conference Call

ASGN will hold a conference call today at 5:00 p.m. EDT to review its financial results for the first quarter. The dial-in number is 800-401-8436 (+1-612-332-0530 for callers outside the United States) and the conference ID number is 466365. Participants should dial in ten minutes before the call. The prepared remarks, supplemental materials, and the webcast for this call can be accessed at asgn.com.

A replay of the conference call will be available beginning Wednesday, April 24, 2019 at 7:00 p.m. EDT until midnight on Wednesday, May 8, 2019. The access number for the replay is 800-475-6701 (+1-320-365-3844 outside the United States) and the conference ID number is 466365.

About ASGN Incorporated

ASGN Incorporated (NYSE: ASGN) is one of the foremost providers of IT and professional services in the technology, digital, creative, engineering and life sciences fields across commercial and government sectors. Operating through its Apex, Oxford and ECS segments, ASGN helps leading corporate enterprises and government organizations develop, implement and operate critical IT and business solutions through its integrated offering of professional staffing and IT solutions.

Our mission as an organization is to be the most trusted partner for companies seeking highly skilled human capital and integrated solutions to fulfill their strategic and operational needs. ASGN was founded in 1985 and is headquartered in Calabasas, California. For more information, visit us at asgn.com.

Reasons for Presentation of Non-GAAP Financial Measures

Statements in this release and the accompanying financial information include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"), and is intended to enhance an overall understanding of our current financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Below is a discussion of our non-GAAP financial measures.

Pro forma revenues and gross profit by segment are presented to provide a more consistent basis for comparison between quarters. Pro forma was prepared as if the April 2, 2018 acquisition of ECS had occurred at the beginning of 2017. Although the pro forma segment data are considered non-GAAP measures, they were calculated in the same manner as the consolidated pro forma data, which are GAAP measures. Pro forma information in this press release does not include pre-acquisition information for DHA.

EBITDA (earnings before interest, taxes, depreciation and amortization of intangible assets) and Adjusted EBITDA (EBITDA plus stock-based compensation expense and, as applicable, acquisition, integration and strategic planning expenses, write-off of loan costs and impairment charges) are used to determine a portion of the compensation for some of our executives and employees. Stock-based compensation expense is added to arrive at Adjusted EBITDA because it is a non-cash expense. Write-off of loan costs, acquisition, integration and strategic planning expenses and impairment charges are added, as applicable, to arrive at Adjusted EBITDA as they are not indicative of the performance of our core business on an ongoing basis.

Non-GAAP net income (net income, less income (loss) from discontinued operations, net of tax, plus, as applicable, write-off of loan costs, credit facility amendment expenses, acquisition, integration and strategic planning expenses, accretion of fair value discount on contingent consideration, impairment charges, and the tax effect of these items) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis. Adjusted Net Income (Non-GAAP net income plus amortization of intangible assets, less income taxes on amortization for financial reporting purposes not deductible for income tax purposes) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of our acquisitions.

Constant currency information removes the effect of year-over-year changes in foreign currency exchange rates. Constant currency information is calculated using the foreign currency exchange rates from the same period in the prior year.

Billable Days are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. In order to remove the fluctuations caused by comparable periods having different billable days, revenues on a Same Billable Days basis are calculated by taking the current period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year.

The term Same Billable Days and Constant Currency basis means that the impact of year-over-year changes in foreign currency exchange rates has been removed from the Same Billable Days basis calculation.

Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures. Management believes this provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities. Our leverage ratio provides information about our compliance with loan covenants and is calculated in accordance with our credit agreement, as filed with the Securities and Exchange Commission ("SEC"), by dividing our total indebtedness by trailing 12 months Adjusted EBITDA.

Reasons for Presentation of Operating Metrics and Supplemental Information

Operating metrics are intended to enhance the overall understanding of our business and our current financial performance. These operating metrics might not be calculated in the same manner as, and thus might not be comparable to, similarly titled metrics reported by other companies. Contract backlog for our ECS segment represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders. Book-to-bill ratio for our ECS segment is calculated as the sum of the change in total backlog during the quarter plus revenues for the quarter, divided by revenues for the quarter. The operating metrics for the Apex and Oxford segments presented on this release are calculated as follows: average number of staffing consultants are full time equivalent staffing consultant headcount in the quarter; average number of contract professionals and average number of customers are the number of contract professionals employed each week and the number of customers served each week, averaged for the quarter, respectively (average is weighted by total number of hours billed per week); top 10 customers as a percentage of revenue are the 10 largest clients defined by the revenue generated in the quarter, divided by total revenues in the quarter; gross profit per staffing consultant is gross profit for the quarter divided by the average number of staffing consultants; average bill rate is total assignment revenue client billings in the quarter divided by total hours billed in the quarter.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding our anticipated financial and operating performance.

All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, we make no assurances that the estimates of revenues, gross margin, SG&A, amortization, effective tax rate, net income, diluted shares outstanding, contract backlog, book-to-bill ratio, Adjusted EBITDA, Adjusted Net Income, and related per share amounts (as applicable) set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining clients, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries, and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 1, 2019. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except per share amounts)

	Three Months Ended
	March 31,		December 31,
	2019	2018	2018

Revenues	$923.7	$685.2	$929.7
Costs of services	659.8	467.5	657.7
Gross profit	263.9	217.7	272.0
Selling, general and administrative expenses	187.4	164.4	183.6
Amortization of intangible assets	13.8	7.6	13.8
Operating income	62.7	45.7	74.6
Interest expense	(14.5)	(6.6)	(14.3)
Income before income taxes	48.2	39.1	60.3
Provision for income taxes	13.3	9.9	14.3
Income from continuing operations	34.9	29.2	46.0
Loss from discontinued operations, net of tax	—	(0.1)	(0.1)
Net income	$34.9	$29.1	$45.9

Per share income from continuing operations and net income:
Basic	$0.66	$0.56	$0.88
Diluted	$0.66	$0.55	$0.86

Number of shares and share equivalents used to calculate earnings per share:
Basic	52.6	52.2	52.5
Diluted	53.2	52.8	53.2

SEGMENT FINANCIAL INFORMATION (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018
(Dollars in millions)

	Reported		Pro Forma
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Revenues:
Apex:
Assignment	$592.2	$524.9	$592.2	$524.9
Permanent placement	13.9	13.6	13.9	13.6
	606.1	538.5	606.1	538.5
Oxford:
Assignment	129.4	125.4	129.4	125.4
Permanent placement	20.2	21.3	20.2	21.3
	149.6	146.7	149.6	146.7

ECS	168.0	—	168.0	149.1

Consolidated:
Assignment	721.6	650.3	721.6	650.3
Permanent placement	34.1	34.9	34.1	34.9
ECS	168.0	—	168.0	149.1
	$923.7	$685.2	$923.7	$834.3
Percentage of total revenues:
Apex	65.6%	78.6%	65.6%	64.5%
Oxford	16.2%	21.4%	16.2%	17.6%
ECS	18.2%	—%	18.2%	17.9%
	100.0%	100.0%	100.0%	100.0%

Assignment	78.1%	94.9%	78.1%	77.9%
Permanent placement	3.7%	5.1%	3.7%	4.2%
ECS	18.2%	—%	18.2%	17.9%
	100.0%	100.0%	100.0%	100.0%

Domestic	95.4%	94.5%	95.4%	95.5%
Foreign	4.6%	5.5%	4.6%	4.5%
	100.0%	100.0%	100.0%	100.0%
Gross profit:
Apex	$175.4	$158.6	$175.4	$158.6
Oxford	58.9	59.1	58.9	59.1
ECS	29.6	—	29.6	26.7
Consolidated	$263.9	$217.7	$263.9	$244.4
Gross margin:
Apex	28.9%	29.5%	28.9%	29.5%
Oxford	39.4%	40.3%	39.4%	40.3%
ECS	17.6%	—%	17.6%	17.9%
Consolidated	28.6%	31.8%	28.6%	29.3%

SELECTED CASH FLOW INFORMATION (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018
(In millions)

	2019	2018
Cash provided by operating activities	$44.0	$54.7
Capital expenditures	(7.5)	(6.2)
Free cash flow (non-GAAP measure)	$36.5	$48.5

Cash used in investing activities	$(57.0)	$(6.2)
Cash provided by (used in) financing activities	$7.4	$(7.7)

SELECTED CONSOLIDATED BALANCE SHEET DATA (Unaudited)
AS OF MARCH 31, 2019 AND DECEMBER 31, 2018
(In millions)

	2019	2018
Cash and cash equivalents	$35.6	$41.8
Accounts receivable, net	618.7	613.8
Total current assets	691.4	686.3
Goodwill and intangible assets, net	1,938.9	1,909.8
Total assets	2,814.7	2,687.8
Total current liabilities	313.7	308.2
Working capital	377.7	378.1
Long-term debt	1,107.7	1,100.4
Stockholders’ equity	1,227.5	1,182.1

RECONCILIATION OF NET INCOME TO
ADJUSTED EBITDA (NON-GAAP MEASURE) (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018
(In millions)

	2019	2018
Net income	$34.9	$29.1
Loss from discontinued operations, net of tax	—	0.1
Interest expense	14.5	6.6
Provision for income taxes	13.3	9.9
Depreciation	9.7	6.8
Amortization of intangible assets	13.8	7.6
EBITDA (non-GAAP measure)	$86.2	$60.1
Stock-based compensation	9.5	4.9
Acquisition, integration and strategic planning expenses	1.4	9.8
Adjusted EBITDA (non-GAAP measure)	$97.1	$74.8

RECONCILIATION OF NET INCOME TO
ADJUSTED NET INCOME (NON-GAAP MEASURE) (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018
(In millions, except per share amounts)

	2019	2018
Net income	$34.9	$29.1
Loss from discontinued operations, net of tax	—	0.1
Credit facility amendment expenses(1)	—	0.3
Acquisition, integration and strategic planning expenses	1.4	9.8
Tax effect on adjustments	(0.4)	(2.6)
Non-GAAP net income	35.9	36.7
Amortization of intangible assets	13.8	7.6
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.3)	(0.3)
Adjusted Net Income (non-GAAP measure)(2)	$49.4	$44.0

Per diluted share:
Net income	$0.66	$0.55
Adjustments	0.27	0.28
Adjusted Net Income (non-GAAP measure)(2)	$0.93	$0.83

Weighted average common and common equivalent shares outstanding (diluted)	53.2	52.8

(1)	During the first quarter of 2018 we incurred costs of $0.3 million related to the amendment to our credit facility to fund the acquisition of ECS.

(2)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $7.0 million per quarter (approximately $0.13 per diluted share) and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.

ECS SEGMENT SUPPLEMENTAL INFORMATION (Unaudited)

MIX OF REVENUES BY CONTRACT TYPE(1)

	Q1 2019	Q1 2018	Q4 2018
Firm-fixed-price	25.8%	30.1%	23.1%
Time and materials	36.5%	33.0%	30.1%
Cost-plus-fixed-fee	37.7%	36.9%	46.8%

MIX OF REVENUES BY CUSTOMER

	Q1 2019	Q1 2018	Q4 2018
Department of Defense and Intelligence Agencies	57.2%	59.3%	65.5%
Federal Civilian	35.8%	34.5%	27.2%
Commercial and Other	7.0%	6.2%	7.3%

CONTRACT BACKLOG(2) (In millions)

	March 31, 2019(5)	December 31, 2018
Funded Contract Backlog(3)	$458.6	$350.0
Negotiated Unfunded Contract Backlog(4)	1,317.9	1,096.6
Contract Backlog	$1,776.5	$1,446.6

Information for the periods prior to the April 2, 2018 ECS acquisition is presented on a pro forma basis, which assumes ECS was acquired at the beginning of 2017. Pro forma information does not include pre-acquisition information for DHA.

(1)
Firm-fixed-price ("FFP") contracts provide for a fixed price for specified products, systems and/or services. Time and materials ("T&M") contracts provide for payments based on fixed hourly rates for each direct labor hour expended and reimbursements for allowable material costs and out-of-pocket expenses. Cost-plus-fixed-fee ("CPFF") contracts provide for reimbursement of direct contract costs and allowable and allocable indirect costs, plus the negotiated profit margin or fee.

(2)
Contract backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed. Contract backlog excludes awards which have been protested by competitors until the protest is resolved in our favor. Contract backlog is segregated into two categories, funded contract backlog and negotiated unfunded contract backlog.

(3)
Funded contract backlog for contracts with U.S. government agencies primarily represents contracts for which funding has been formally awarded less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally awarded or authorized by the U.S. government even though the contract may call for performance over a number of years. Funded contract backlog for contracts with non-government agencies represents the estimated value of contracts, which may cover multiple future years, less revenues previously recognized on these contracts.

(4)
Negotiated unfunded contract backlog represents the estimated future revenues to be earned from negotiated contract awards for which funding has not been awarded or authorized, and unexercised priced contract options. Negotiated unfunded contract backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

(5)	March 31, 2019 includes $23.0 million funded contract backlog and $212.0 million negotiated unfunded contract backlog from DHA.

FINANCIAL ESTIMATES FOR Q2 2019
RECONCILIATION OF ESTIMATED NET INCOME TO ESTIMATED NON-GAAP MEASURES
(In millions, except per share data)

	Low	High
Net income(1)(2)	$48.6	$52.3
Interest expense	14.0	14.0
Provision for income taxes(2)	17.7	19.0
Depreciation(3)	10.2	10.2
Amortization of intangible assets	13.0	13.0
EBITDA (non-GAAP measure)	103.5	108.5
Stock-based compensation	10.2	10.2
Adjusted EBITDA (non-GAAP measure)	$113.7	$118.7

	Low	High
Net income(1)(2)	$48.6	$52.3
Amortization of intangible assets	13.0	13.0
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.3)	(0.3)
Adjusted Net Income (non-GAAP measure)(4)	$61.3	$65.0

Per diluted share:
Net income	$0.91	$0.98
Adjustments	0.24	0.24
Adjusted Net Income (non-GAAP measure)(4)	$1.15	$1.22

Weighted average common and common equivalent shares outstanding (diluted)	53.4	53.4

(1)	These estimates do not include acquisition, integration, or strategic planning expenses.

(2)	These estimates do not include excess tax benefits related to stock-based compensation.

(3)	Composed of $2.6 million of depreciation included in costs of services related to an ECS project and $7.6 million of depreciation included in SG&A expenses.

(4)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $7.0 million per quarter ($0.13 per diluted share) and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.